Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire September 2018

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show, I’m bringing back a returning guest. He was on my show back on August 14th. We’re talking about Rennova Health, Inc. They trade on the OTC markets under the ticker symbol RNVA. And with us today is the President and CEO of the company, Seamus Lagan. Seamus, welcome back to the show, greatly appreciate your time.

Lagan: Thank you Everett, it’s always a pleasure. Everett, like I keep repeating, it’s a good platform to give our shareholders a little additional information.

Jolly: You know last time we were on the show, we were talking about trying to hit $2 million a month. We’re coming up on the end of the third quarter. Do you believe this quarterly report will be completed on time number one? And are we on track to do $2 million a month in collections and other activities?

Lagan: Look, we did make that statement before and I’m happy to report that we are right there. We are on target. To the first part of your question, I see nothing to stop this quarterly report from being completed and filed timely. As soon as the quarter is over we will try to button down the revenues and give our shareholders an indication of what they look like, but right now we are collecting more cash on a monthly basis than this company has done in almost 3 years. So, I do believe the recovery is well underway.

Jolly: We acquired two rural hospitals in Tennessee. My next question for you, are we looking at any additional hospitals in that area or outside that area?

Lagan: We previously said we are always looking. We have nothing definitive, and if we complete a third acquisition this year it would be in the local area of the existing two. We are in a precarious position, we have to balance the capital needs of an acquisition against the benefits. But you know, we’re looking and we’re looking quite intensively at one situation that may be very viable and it may be very close, but I just want to be clear we do not have any definitive agreement. If we do reach a definitive agreement you’ll be the first to know.

Jolly: I see that you’ve already gotten authorization in place for a reverse split for your common shares. Can this be avoided? Or is it necessary to get the share price back to a marketable level other than the sub-cent area?

Lagan: Listen, it’s always a sensitive area for shareholders, including myself. Nobody likes these reverse splits Everett. We find ourselves in a position where we don’t have a choice. We need to execute on a reverse split. Sub one cent makes it very difficult for a lot of people to buy our stock. I believe we are starting to demonstrate an uptick in business in the turnaround, and we want to be as best positioned as we possibly can be for people to participate in purchasing our shares. So, yes we got the announcement out there, it has been filed with the SEC etc., so there’s unfortunately a reverse split in the offing.

Jolly: Can you give us any more news about that, what it’s going to look like or when the timeframe might come to fruition?

Lagan: Look, I don’t want to say more than is publicly available. We put the range out there and there have been quite a lot of filings on this. The information statement’s out there. We had a range, the maximum is 500 to 1. As actions happen over the next period of time there will be an immediate filling of an 8-K so that everyone is fully informed of what the company is doing.

Jolly: You know the last time you were on the show we were talking about getting government applications in, of fulfilling different, as you know, people down there belong to governmental health and stuff like that. How was that all coming to the forefront and if you could give us an update on revenues and where those streamlines are coming from?

Lagan: Medicare is still our biggest payer in these rural hospitals. And that’s working very well for us. They are one of the faster payers. We have credentialing in place with pretty much all the major payers in the local area, so we are very pleased with that. I think the collections are a result of the diligence and the work that’s been completed to tick all of those boxes and make that work well for us Everett.

Jolly: You’ve been listening to my guest Seamus Lagan. He is the CEO and President of Rennova Health, Inc. You can find them on the OTC markets under the ticker symbol RNVA. Spin off of the software and the genetic testing division, where are we at in that? Are you going to do two separate ones? Are you going to take them public? Are you going to just sell them off?

Lagan: At this point we have separated them into two. We did have a question out there as to whether we would do it as one or two, it’s going to be two. It’s going to be two spinoffs. And one of them is very close. Auditors have been involved in signing off on financials for one and hopefully that will happen in the immediate future. And the second one will follow shortly thereafter.

Jolly: In closing, what would you want my listeners to take away from this interview that you are trying to really press upon them?

Lagan: I think the story remains the same. This company has come through a difficult period. I think we are in a couple of quarters where we are demonstrating in our filings that, while it’s still difficult, there has been massive progress made on the business model and on the revenue model and I would hope that the investors and shareholders continue to watch those filings and continue to give us some credit for what’s been achieved on that front.

Jolly: Absolutely. Rennova Health is the company that we’re highlighting today here on Stock Day. I want to thank you Mr. Lagan for coming on the show. It’s always a privilege to have you on my show. I wish you nothing but continued success. In closing, is there anything we didn’t get a chance to touch upon that you would like to illustrate?

Lagan: You always cover almost everything that’s relevant. It’s a very short summary but it hits the buttons Everett. I think we’re good, I look forward to getting the quarterly report out and showing progress on the financial situation within the company.

Jolly: Thank you very much for your time, I look forward to you coming back on the show in about 30 or 40 days and then talking about your third-quarter report.

Lagan: Thank you very much, that would be a good time.